Exhibit 99.1

Gibbs and Associates

Financial Statements

For the Year Ended December 31, 2006

(Together with Independent Auditors’ Report Thereon)

Gibbs and Associates

Index to Financial Statements

For the Year Ended December 31, 2006

Lucas, Horsfall, Murphy & Pindroh, LLP

Certified Public Accountants and Business Advisors

INDEPENDENT AUDITORS’ REPORT

Gibbs and Associates
Moorpark, California

We have audited the accompanying balance sheet of Gibbs and Associates (a California corporation) as of December 31, 2006, and the related statements of income, stockholder’s deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gibbs and Associates as of December 31, 2006, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Pasadena, California
December 31, 2007

Gibbs and Associates
Balance Sheet
December 31, 2006

ASSETS

Current Assets:
Cash		$1,681,670
Accounts receivable, net		2,249,853
Prepaid expense		67,241
Prepaid insurance		8,703

Total Current Assets		4,007,467

Property and Equipment:
Leasehold improvements	10,026
Computer equipment	424,374
Furniture and fixtures	457,306

	891,706

Less: Accumulated Depreciation	(710,760)	180,946

TOTAL ASSETS		$4,188,413

The accompanying notes are an integral part of this statement.
See Independent Auditors’ Report

Gibbs and Associates
Balance Sheet (Continued)
December 31, 2006

LIABILITIES AND STOCKHOLDER’S DEFICIT

Current Liabilities
Accounts payable and accrued expenses		$501,176
Pension plan payable		260,717
Accrued payroll and related taxes		212,464
Deferred income		2,853,141
Other current liabilities		198,460

Total Current Liabilities		4,025,958

Phantom stock liability		578,117

TOTAL LIABILITIES		4,604,075

STOCKHOLDER’S DEFICIT

Common Stock- $1.00 par value; 5,000 shares issued and outstanding	5,000
Retained Deficit	(420,662)	(415,662)

TOTAL LIABILITIES AND STOCKHOLDER’S DEFICIT		$4,188,413

The accompanying notes are an integral part of this statement.
See Independent Auditors’ Report

Gibbs and Associates
Statement of Income
For Year Ended December 31, 2006

Sales
Software sales	$6,727,347
Training income	77,500
Services	3,935,250

Total Sales	10,740,097

Cost of revenues-Software Sales
Hardware and software maintenance	391,346
Salaries	409,758
Royalties	384,212
Other	225,942

Total Cost of Revenues-Software Sales	1,411,258

Cost of revenues-Services
Salaries	152,359
Other	30,463

Total Cost of Revenues-Services	182,822

Operating expenses
Marketing costs	380,874
Selling expenses	4,696,725
Research and development	2,047,199
General and administrative expenses	1,030,329
Phantom stock compensation	71,031

Total Operating Expenses	8,226,158

Income From Operations	919,859

Other Income
Interest income	11,270

Total Other Income	11,270

Income Before Provision of Income Taxes	931,129

Provision for income taxes	32,527

Net Income	$898,602

The accompanying notes are an integral part of this statement.
See Independent Auditors’ Report

Gibbs and Associates
Statement of Stockholder’s Deficit
For Year Ended December 31, 2006

	Capital Stock		Retained Earnings (Deficit)	Total Stockholder’s Equity (Deficit)

	Shares	Amount

Balance, January 1, 2006	5,000	$5,000	$270,488	$275,488

Distributions	–	–	(1,589,752)	(1,589,752)

Net Income	–	–	898,602	898,602

Balance, December 31, 2006	5,000	$5,000	$(420,662)	$(415,662)

The accompanying notes are an integral part of this statement.
See Independent Auditors’ Report

Gibbs and Associates
Statement of Cash Flows
For the Year Ended December 31, 2006

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$898,602
Adjustments to reconcile net income to net cash provided by operating activities:
Phantom stock compensation	71,031
Depreciation	82,004
Change in:
Accounts receivable	(62,309)
Prepaid expense	(39,576)
Prepaid insurance	(4,550)
Accounts payable and accrued expenses	94,830
Pension plan payable	39,011
Deferred income	424,105
Accrued payroll and related taxes	67,915
Other current liabilities	1,844

Net Cash Provided by Operating Activities	1,572,907

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(39,090)

Net Cash Used in Investing Activities	(39,090)

CASH FLOWS FROM FINANCING ACTIVITIES
Distribution to shareholders	(1,589,752)

Net Cash Used in Financing Activities	(1,589,752)

Decrease in cash during the year	(55,935)

Cash, beginning of year	1,737,605

Cash, end of year	$1,681,670

Supplemental disclosures of cash flow information
Cash paid during the year for:
Income taxes	$23,500

The accompanying notes are an integral part of this statement.
See Independent Auditors’ Report

Gibbs and Associates
Notes to Financial Statements

(1)	NATURE OF THE BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of the Business - Gibbs and Associates (“the Company”) incorporated and commenced operations on April 1, 1989. The company’s principle activity is software development and sales. The Company is located in Moorpark, California and distributes its software worldwide.

Property and Equipment - Property and Equipment is stated at cost. Depreciation is provided using primarily accelerated methods over the useful lives of the assets (five to seven years). Leasehold improvements are amortized on a straight-line basis over the useful lives of the improvements (ten to forty years). When assets are sold or retired, the related costs and accumulated depreciation (which includes accumulated amortization) are removed from the accounts, and any resulting gains or losses are included in income.

Depreciation expense for the year ended December 31, 2006 was $82,004.

Revenue Recognition
The Company recognizes revenues in accordance with the American Institute of Certified Public Accountants (“AICPA”) Statement of Position 97-2, “Software Revenue Recognition”, as amended.

Revenues from software license fees are recognized when persuasive evidence of an arrangement exists, the software product covered by written agreement or a purchase order signed by the customer has been delivered, the license fees are fixed and determinable and collection of the license fees is considered probable. When software arrangements involve multiple elements the Company allocates revenue to each element based on the relative fair values of the elements. The Company’s determination of fair value of each element in multiple element arrangements is based on vendor-specific objective evidence (“VSOE”). The Company limits its assessment of VSOE for each element to the price charged when the same element is sold separately.

Service revenues include consulting services, post-contract customer support and training. Consulting revenues are generally recognized on a time and material basis. Software maintenance agreements provide technical customer support and the right to unspecified upgrades on an if-and-when-available basis. Post-contract customer support revenues are recognized ratably over the term of the support period (generally one year) and training and other service revenues are recognized as the related services are provided. Deferred revenues represent mainly amounts received on account of service agreements.

Allowance for Doubtful Accounts
The Company’s allowance for loss on accounts receivable is maintained at an amount that management deems adequate to cover estimated losses. In determining the allowance to be maintained, management evaluates many factors including prevailing economic conditions and historical loss experience. At December 31, 2006, the Company had an allowance of approximately $171,000.

Research and Development Costs relating to designing, developing and testing new software products are expensed as research and development as incurred.

Gibbs and Associates
Notes to Financial Statements

(1).	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Advertising Costs - Advertising costs are charged to expenses, as incurred.

Income Taxes - The Company has elected to be treated as an S corporation for Federal income and California franchise tax purposes. While this election is in effect, the Company’s income (whether distributed or not) will be taxed to its shareholders. Accordingly, no provision for Federal income tax has been made in the accompanying financial statements. The provision for California franchise taxes results from the California S corporation tax at the rate of 1.5%. The tax provision for the year ended December 31, 2006, was $32,527.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

(2)	RELATED PARTY TRANSACTIONS

Building lease The Company leases its office space from the sole shareholder of the Company. The Company is a guarantor on the building loan. (See note 3)

(3)	COMMITMENTS

The Company leases its building (See Note 2) under a 21 year building lease expiring March 31, 2020. Personal property taxes, insurance, and maintenance expenses related to the building are obligations of the Company. Rent expense for the year ended December 31, 2006 was $286,421.

Minimum future rental payments under leases as of December 31, 2006 were as follows:

2007	$269,568
2008	269,568
2009	269,568
2010	269,568
2011	269,568
Thereafter	2,223,936

$3,571,776

(4)	EMPLOYEE BENEFIT PLAN

The Company sponsors a 401(k) salary reduction plan (the “Plan”) for eligible employees, as defined. The Plan requires the Company to match 10% of its employees contributions. In 2006, on its discretion the Company matched an additional 90% of the employees contributions. The amount of pension cost recognized during the year ended December 31, 2006, was $296,906.

Gibbs and Associates
Notes to Financial Statements (Continued)

(5)	CONCENTRATION OF CREDIT RISK

Cash
The Company maintains bank accounts with several banking institutions in which the deposits are guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to $100,000. The Company’s uninsured cash deposited with the banks totaled $1,602,960 at December 31, 2006.

Accounts Receivable At December 31, 2006, 29% of the Company’s accounts receivable was from four customers.

(6)	PHANTOM STOCK PROGRAM

Under the Company’s phantom stock program the Company has granted “Performance Shares” to certain employees. Compensation to the holders of Performance Shares” is due upon the termination of their employment or at the sale of the Company. Performance Shares are not, and do not create any rights in, common or other stock of the Company.

The liability related to the performance share compensation is an estimate based on increasing gross profits. As of December 31, 2006, the Company had granted 10,214 shares of “Performance Shares” which represented a compensation liability of approximately $578,000, upon the termination of the employees.

(7)	DEFERRED INCOME

At December 31, 2006, deferred income consisted of the following:

Service sales recognized over the life of the service period	$1,865,138
Revenue deferral related to sixty day cancellation policy	745,160
Sales in process	242,843

$2,853,141